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EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
    UnitedGlobalCom, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84234, 333-84236 and 333-84238) on Form S-8 of UnitedGlobalCom, Inc. and subsidiaries of our report dated March 31, 2003, except as to Note 21 to the consolidated financial statements, which is as of April 9, 2003, with respect to the consolidated balance sheet of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for the year then ended, which report appears in this December 31, 2002, Annual Report on Form 10-K of UnitedGlobalCom, Inc.

Our report dated March 31, 2003, except as to Note 21 to the consolidated financial statements, which is as of April 9, 2003, contains an explanatory paragraph that states that the Company's primary operating subsidiary (United Pan-Europe Communications, N.V.) is currently under bankruptcy court supervision in both the United States and in The Netherlands, has suffered recurring losses from operations and is currently in default under certain of its significant bank credit facilities and senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency and raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in 2002.

Our report refers to the revisions to the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries other than with respect to such disclosures.

KPMG LLP

Denver, Colorado
April 9, 2003

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  EXHIBIT 23.1